Securities And Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 7, 2002

Daleen Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-27491 (Commission File Number)	65-0944514 (I.R.S. Employer Identification No.)

902 Clint Moore Road, Suite 230 Boca Raton, Florida (Address of principal executive offices)	33487 (Zip Code)

(561) 999-8000
(Registrant’s telephone number, including area code)

Item 5 – Other Events.

Asset Purchase and Private Placement

     On October 7, 2002, Daleen Technologies, Inc. (“Daleen”), Daleen Solutions, Inc., a wholly-owned subsidiary of Daleen (“Acquisition Sub”), and Abiliti Solutions, Inc. (“Abiliti”) entered into definitive agreements whereby Acquisition Sub will purchase substantially all of the assets and assume certain liabilities of Abiliti (the “Asset Purchase”). Daleen will issue to Abiliti a combination of common stock, Series F convertible preferred stock (the “Series F Preferred Stock”) and warrants to purchase common stock as consideration for the purchased assets. In addition to the Asset Purchase, Behrman Capital II, L.P., Abiliti’s largest shareholder, and an affiliated fund (collectively, the “Behrman Funds”), have agreed to purchase from Daleen a combination of Series F Preferred Stock, common stock and warrants to purchase additional shares of common stock, for an aggregate consideration of approximately $5.0 million (the “Private Placement”).

     As consideration for the Asset Purchase, Daleen will issue to Abiliti 115,681 shares of its Series F Preferred Stock, 11,492,136 shares of Daleen common stock and warrants to purchase an additional 5,666,069 shares of common stock, with an exercise price of $0.906 per share.

     Contemporaneously with the Asset Purchase, the Behrman Funds will invest approximately $5.0 million in Daleen. In consideration, Daleen will issue to the Behrman Funds an aggregate of 115,681 shares of Series F Preferred Stock, 10,992,136 shares of common stock, warrants to purchase an additional 5,666,069 shares of common stock at an exercise price of $0.906 per share and warrants to purchase an additional 500,000 shares of common stock at an exercise price of $0.17 per share (the “Additional Warrants”). The Additional Warrants may not be exercised until after the first anniversary of the closing of the Private Placement.

     The Asset Purchase is subject to approval by the stockholders of Daleen and Abiliti and satisfaction of a limited number of other closing conditions, including the consummation of the Private Placement. The Private Placement is subject to approval by the stockholders of Daleen and satisfaction of a limited number of other closing conditions, including the consummation of the Asset Purchase. Daleen stockholders holding sufficient voting power to approve the Asset Purchase and the Private Placement have signed agreements to vote in favor of the transactions. Abiliti stockholders holding sufficient voting power to approve the Asset Purchase have signed agreements to vote in favor of the transaction.

     As a result of the Asset Purchase, Abiliti will own approximately 25% of the then outstanding common stock of Daleen and approximately 25% of the outstanding Series F Preferred Stock, excluding the common stock issuable upon exercise of the warrants to be issued to Abiliti. As a result of the Private Placement, the Behrman Funds will own approximately 24% of the then outstanding common stock of Daleen and approximately 25% of the outstanding Series F Preferred Stock, excluding the warrants to be issued to the Behrman Funds. Due to their ownership interest in Abiliti, the Behrman Funds will be deemed to beneficially own the shares of common stock, Series F Preferred Stock and warrants to be issued to Abiliti.

     The terms of the Series F Preferred Stock are identical to the currently outstanding Series F Preferred Stock. However, it is a condition to closing the transactions that the stockholders of Daleen approve an amendment to the terms of the Series F Preferred Stock so that there will be no adjustment to the conversion price of the Series F Preferred Stock upon issuance of Daleen securities in the Asset Purchase and the Private Placement. Daleen stockholders holding sufficient voting power to approve the amendment to the terms of the series F preferred stock have signed agreements to vote in favor of the amendment. Additional information regarding the terms of the Series F Preferred Stock is included in Daleen’s Annual Report on Form 10-K for the year ended December 31, 2001.

     Upon closing of the transactions, Gordon Quick, president and chief executive officer of Abiliti, will become president and chief executive officer of Daleen. James Daleen, Daleen’s founder and current chairman of the Board, president and chief executive officer, will retain his position as chairman of the Board and will continue to work closely with Daleen’s executive team on Daleen’s long-term strategy. The remainder of the management team will be comprised of experienced, senior level executives from both organizations.

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     Daleen has agreed to file up to three registration statements at any time after the later of November 8, 2002 and the closing of the transactions upon the demand of holders of more than a majority of, and covering, the following (i) the common stock issuable upon conversion of the Series F Preferred Stock issued in each of the Asset Purchase and the Private Placement, (ii) the common stock issued in the Asset Purchase and the Private Placement, and (iii) the common stock issuable upon exercise of the warrants issued in the Asset Purchase and the Private Placement.

     On October 7, 2002, Daleen and Abiliti issued a press release announcing the transactions. Copies of the principal transaction agreements and the press release are attached hereto as exhibits and are incorporated herein by reference. The foregoing descriptions of the transaction agreements do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements.

Resignation of Director

     Daleen announced that effective October 3, 2002, P.J. Hilbert resigned as a director of Daleen.

Item 7. Financial Statements and Exhibits

     The following exhibits are filed herewith and made a part hereof:

Exhibit No.	Description of Exhibit

99.1	Asset Purchase Agreement, dated October 7, 2002, by and between Daleen Technologies, Inc., Daleen Solutions, Inc. and Abiliti Solutions, Inc.

99.2	Investment Agreement, dated October 7, 2002, by and between Daleen Technologies, Inc. and the investors named therein.

99.3	Registration Rights Agreement, dated October 7, 2002, by and between Daleen Technologies, Inc. and the holders named therein.

99.4	Form of Escrow Agreement to be entered into between Daleen Technologies, Inc., Abiliti Solutions, Inc. and SunTrust Bank.

99.5	Form of Voting Agreement between Daleen Technologies, Inc. and certain shareholders of Abiliti Solutions, Inc.

99.6	Press release, issued by Daleen Technologies, Inc. and Abiliti Solutions, Inc. on October 7, 2002.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DALEEN TECHNOLOGIES, INC.
Dated: October 10, 2002	By:	/s/ Jeanne Prayther Jeanne Prayther Chief Financial Officer and Secretary

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